Exhibit 10.1

FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO THE LEASE AGREEMENT (“First Amendment”) is entered into as of the 23rd day of March, 2010, by and between ProLogis, a Maryland real estate investment trust (“Landlord”) and Volterra Semiconductor Corporation, a Delaware corporation (“Tenant”).

WITNESSETH:

WHEREAS, Landlord and Tenant entered into that certain Lease Agreement dated as of May 9, 2007, pursuant to which Landlord leased to Tenant certain premises located at 47451 Fremont Boulevard, Fremont California 94538 consisting of approximately 14,289 rentable square feet (such lease, as heretofore and hereafter modified, being herein referred to as the “Lease”).

WHEREAS, Tenant desires to expand the Premises by approximately 16,111 square feet, as more fully described on the attached Exhibit A (the “Expansion Premises”) located at 47451 Fremont Boulevard, Fremont, California 94538, in the Bayside Corporate Center (the “Project”), Building 2 (the “Building”); and,

WHEREAS, Landlord and Tenant desire to modify the term of the Lease on the terms and conditions set forth below.

NOW THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Landlord and Tenant agree as follows:

1. Tenant has exercised its right to cancel the expansion option as per the terms of Addendum 7, paragraph (g). Tenant shall no longer be responsible for additional rent as per the terms of Addendum 7, paragraph (f), effective December 9, 2009. All other rights to expand under the expansion options of Addendum 7 are hereby deemed null and void and of no further force or effect.

2. Tenant has exercised its right of first refusal as per the terms of Addendum 8 and accepted the offered space effective February 3, 2010. All other rights of first refusal under Addendum 8 are hereby deemed null and void and of no further force or effect.

3. Effective March 1, 2010, (the “Effective Date”), the Premises shall be hereby expanded to include the Expansion Premises, so that the Premises as described in the Lease shall be revised to reflect a total square footage of approximately 30,400 rentable square feet.

4. As of the Effective Date, Tenant’s Proportionate Share of the Building shall be 100.00%, and Tenant’s Proportionate Share of the Project shall be 9.77%.Tenant shall have the non-exclusive use to 106 parking spaces at the Project on an unreserved basis.

5. The Lease Term is extended for Twenty-Eight (28) months (for the original Lease Premises) and the Lease Term for the Expansion Premises is Sixty (60) months, such that the Lease for the entire 30,400 rentable square feet Premises shall terminate on the 28th day of February, 2015 (“First Extension Term”). All of the terms and conditions of the Lease shall remain in full force and effect during such First Extension Term except as provided in this Amendment.

6. The Monthly Base Rent due and payable under this Lease is hereby amended and shall be as following through the First Extension Term:

Period			Monthly Base Rent
March 1, 2010	to	April 30, 2010	$10,002.30
May 1, 2010	to	February 28, 2011	$19,507.79
March 1, 2011	to	April 30, 2011	$19,793.57
May 1, 2011	to	February 29, 2012	$20,276.90
March 1, 2012	to	April 30, 2012	$20,562.68
May 1, 2012	to	February 28, 2013	$20,884.90
March 1, 2013	to	April 30, 2013	$21,170.68
May 1, 2013	to	February 28, 2014	$21,654.01
March 1, 2014	to	April 30, 2014	$21,939.79
May 1, 2014	to	February 28, 2015	$22,262.01

7. The estimated Operating Expenses for Premises as amended by this First Amendment shall be as follows:

Initial Estimated Monthly Operating Expense Payments: (estimates only and subject to adjustment to actual costs and expenses according to the provisions of this Lease)
	1. Common Area Charges:	$1,464.64
	2. Taxes:	$4,780.92
	3. Insurance:	$443.33
	4. Management Fee:	$785.90

8. Tenant Improvements Allowance:

(a) Using the TI Allowance (defined below), certain improvements shall be made to the Expansion Premises. At Tenant’s election, these improvements shall either be made by Landlord pursuant to Section 8(b) below, or the improvements shall be made by Tenant pursuant to Section 8(c) below. Landlord shall contribute up to a maximum amount of $220,720.70 (the “TI Allowance”) toward tenant improvements to be made to the Expansion Premises (the “Expansion Improvements”). Landlord shall be under no obligation to pay for any Expansion Improvements in excess of the TI Allowance. Further, such TI Allowance shall only be available for Tenant’s use through February 29, 2012, and Tenant hereby waives any and all rights to any unused portion of the TI Allowance remaining as of March 1, 2012. Tenant shall pay for the cost of the Expansion Improvements in excess of the TI Allowance. The Expansion Improvements shall be constructed in accordance with final plans to be submitted by Tenant and reviewed and approved by Landlord (the “Final Plans”) in accordance with the provisions of Section 12 of the Lease (Tenant-Made Alterations and Trade Fixtures). The failure of Tenant to take possession of or to occupy the Expansion Premises shall not serve to relieve Tenant of obligations arising pursuant to this First Amendment.

(b) If Tenant elects to have Landlord construct the Expansion Improvements in accordance with Section 8(a) above, then the following shall be applicable:

i.	If the cost of the Expansion Improvements is estimated to exceed the TI Allowance, fifty percent (50%) of such estimated overage shall be paid by Tenant before Landlord begins construction and a final adjusting payment of the balance based upon the actual costs of the Expansion Improvements shall be made when the Expansion Improvements are complete. After Landlord and Tenant mutually approve the Final Plans and Tenant elects to have Landlord construct the Expansion Improvements, Landlord shall competitively bid the Expansion Improvements with three (3) general contractors and submit to Tenant an estimate of the costs associated with the Expansion Improvements (the “Construction Costs”). Upon approval by Tenant of the Construction Costs, not to be unreasonably withheld, conditioned or delayed, Landlord shall proceed with and complete the construction of the Expansion Improvements. If Tenant does not approve the Construction Costs, Tenant shall so advise Landlord in writing and Landlord shall determine whether changes can be made to the Final Plans and Construction Costs in a reasonable and feasible manner.

ii.	Subject to applicable ordinances and building codes governing Tenant’s right to occupy or perform in the Expansion Premises, Tenant shall be allowed to install its tenant improvements, machinery, equipment, fixtures, or other property on the Expansion Premises during the final stages of completion of construction provided that Tenant does not thereby interfere with the completion of construction or cause any labor dispute as a result of such installations, and provided further that Tenant does hereby agree to indemnify, defend, and hold Landlord harmless from any loss or damage to such property, and all liability, loss, or damage arising from any injury to the Expansion Improvements or the property of Landlord, its contractors, subcontractors, or materialmen, and any death or personal injury to any person or persons arising out of such installations, unless any such loss, damage, liability, death, or personal injury was caused by Landlord’s negligence. Any such occupancy or performance in the Expansion Premises shall be in accordance with the provisions governing Tenant-Made Alterations and Trade Fixtures in the Lease, and shall be subject to Tenant providing to Landlord satisfactory evidence of insurance for personal injury and property damage related to such installations and satisfactory payment arrangements with respect to installations permitted hereunder. Delay in putting Tenant in possession of the Expansion Premises shall not serve to extend the term of this Lease or to make Landlord liable for any damages arising therefrom.

(c) If Tenant elects to construct the Expansion Improvements in accordance with Section 8(a) above, then the following shall be applicable:

i.	Landlord shall have no obligation to construct or pay for the construction of the Expansion Improvements. The Expansion Improvements shall be constructed by Tenant, at Tenant’s sole cost and expense, in accordance with the Final Plans. However, Landlord shall provide the TI Allowance in accordance with this Section 8(a). Landlord’s payment of the TI Allowance to Tenant, or such portion thereof as Tenant may be entitled to, shall be made within thirty (30) days after each and all of the following conditions shall have been satisfied: (i) reasonable evidence that the Expansion Improvements have been substantially completed in accordance with the Final Plans; (ii) reasonable evidence that no mechanic’s liens, charges or orders have been filed against Landlord, the Premises or the Project by any contractors, suppliers, subcontractors, or materialmen furnishing labor, supplies or materials in the construction or installation of the Expansion Improvements (or if any such liens, charges or orders have been filed, Tenant has discharged or bonded over the same); (iii) an appropriate certificate of occupancy for the Expansion Premises; and (iv) there shall not exist an Event of Default under the provisions of the Lease. If Landlord claims any credits against the TI Allowance for any costs paid directly by Landlord to third parties, Landlord shall provide Tenant with evidence of payment of such costs. Landlord represents that as of the date of this Amendment, it is not aware of, does not owe or has paid any such costs paid directly by Landlord to third parties that would be credited against the TI Allowance.

9. Right of First Offer:

(a) “Offered Space” shall mean collectively the following, as shown on Exhibit B:

1.	Approximately 36,300 square feet located at 47661 Fremont Boulevard, Fremont, California (the “47661 Space”).

2.	Approximately 37,266 square feet located at 47669 Fremont Boulevard, Fremont, California (the “47669 Space”).

(b) Provided that as of the date of the giving of Landlord’s Notice, (x) Tenant is the Tenant originally named herein or any assignee of a Permitted Transfer (as defined in the Lease), (y) Tenant and/or any transferee of a Permitted Transfer actually occupies all of the Premises originally demised under this Lease, and (z) no Event of Default under this Lease or Tenant’s lease at 47467 Fremont Boulevard, Fremont, California (the “47467 Lease”) or event which but for the passage of time in the giving of notice, or both, would constitute an Event of Default under this Lease or the 47467 Lease has occurred and is continuing, if at any time during the Lease Term any lease for any portion of the Offered Space shall expire, then Landlord, before offering such Offered Space to anyone, other than the tenant then occupying such space (or its affiliates), shall offer to Tenant the right to include the Offered Space within the Premises on the same terms and conditions upon which Landlord intends to offer the Offered Space for lease.

(c) Such offer shall be made by Landlord to Tenant in a written notice (hereinafter called the “First Offer Notice”) which offer shall designate the space being offered and shall specify the terms which Landlord intends to offer with respect to any such Offered Space. Tenant may accept the offer set forth in the First Offer Notice by delivering to Landlord an unconditional acceptance (hereinafter called “Tenant’s Notice”) of such offer within 5 business days after delivery by Landlord of the First Offer Notice to Tenant. Time shall be of the essence with respect to the giving of Tenant’s Notice. If Tenant does not accept (or fails to timely accept) an offer made by Landlord pursuant to the provisions of this Amendment or the 47467 Lease with respect to the Offered Space designated in the First Offer Notice, Landlord shall be under no further obligation with respect to such space by reason of this Amendment.

(d) Tenant must accept all Offered Space offered by Landlord at any one time if it desires to accept any of such Offered Space; provided, however, if the Offered Space includes both the 47661 Space and the 47669 Space, Tenant shall have the right and may elect to accept only one of those two spaces, either the entire 47661 Space or the entire 47669 Space, and Tenant may not exercise its right with respect to only part of such space.

(e) If Tenant at any time declines the 47661 Space, or the 47669 Space, or both, offered by Landlord pursuant to this Lease or the 47467 Lease, Tenant shall be deemed to have irrevocably waived all further rights to such specific Offered Space in that specific building, and Landlord shall be free to lease the Offered Space to third parties including on terms which may be less favorable to Landlord, but at rental rates that are at least 90% of the rental rate offered to Tenant. If Landlord desires to offer the Offered Space to the market at rental rates that are less than 90% of the rental rate previously offered to Tenant, then Landlord shall resubmit such Offered Space to Tenant in accordance with the terms of Section 9(c) above.

(f) Additionally, (i) in the event that less than all of the Offered Space is available at the time the available portion of the Offered Space is offered to Tenant in accordance with this Right of First Offer and (ii) Tenant accepts such offer set forth in the First Offer Notice, then Tenant shall have the further right to any additional Offered Space that later becomes available in that building.

(g) Notwithstanding anything contained herein to the contrary, Tenant agrees and understands that Tenant’s Right of First Offer shall not be effective and shall terminate effective immediately upon any of the following transactions taking place (each an “Terminating Event”): (a) the Building and the Offered Space are not

both owned in fee by ProLogis, a Maryland real estate investment trust; or (b) any mortgage holder or lien holder has taken possession of the Building or the Offered Space as a result of a foreclosure or deed-in-lieu of foreclosure. Tenant agrees and understands that in the event of an Terminating Event, this Right of First Offer shall be automatically deemed null and void and of no further force or effect upon such event or transaction.

10. Except as modified herein, the Lease, and all of the terms and conditions thereof, shall remain in full force and effect.

11. Any obligation or liability whatsoever of ProLogis, a Maryland real estate investment trust, which may arise at any time under the Lease or this First Amendment or any obligation or liability which may be incurred by it pursuant to any other instrument, transaction or undertaking contemplated hereby, shall not be personally binding upon, nor shall resort for the enforcement thereof be had to the property of, its trustees, directors, shareholders, officers, employees, or agents regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

IN WITNESS WHEREOF, the parties hereto have signed this First Amendment to Lease Agreement as of the day and year first above written.

TENANT:		LANDLORD:

Volterra Semiconductor Corporation, a Delaware corporation		ProLogis, a Maryland real estate investment trust

By:	/s/ Mike Burns	By:	/s/ W. Scott Lamson
Name:	Mike Burns	Name:	W. Scott Lamson
Title:	Vice President and Chief Financial Officer	Title:	Senior Vice President

Exhibit A

Premises

47451 Fremont Boulevard

Fremont California 94538

Approximately 30,400 square feet

Exhibit B

Right of First Offer

Offered Space